Exhibit 99.1

ExpressJet Continues Review of Strategic Alternatives and Enters Into Negotiations with Continental for a New Capacity Purchase Agreement

HOUSTON, June 2 /PRNewswire-FirstCall/ -- ExpressJet Holdings, Inc. (NYSE: XJT) ("ExpressJet" or the "Company") today announced that it is continuing to explore a full range of strategic and operational alternatives in response to the unsolicited merger proposal from SkyWest, Inc. (Nasdaq: SKYW) ("SkyWest"), as announced by the Company on April 25, 2008. ExpressJet also announced today that the Company has entered into negotiations with Continental Airlines, Inc. (NYSE: CAL) ("Continental") for a new capacity purchase agreement.

On April 25, 2008, ExpressJet announced that it had received from SkyWest a proposal to acquire the Company for $3.50 per share in cash. The offer was non-binding and conditioned upon the completion of due diligence by both SkyWest and Continental, as well as an amendment, satisfactory to SkyWest, to the collective bargaining agreement between ExpressJet and its pilots. Since the delivery of the SkyWest merger proposal, the Company and the Special Committee, composed of independent outside members of ExpressJet's Board of Directors, along with the Special Committee's financial advisors from Goldman, Sachs & Co. and its legal advisors from Abrams & Laster LLP, have devoted considerable time and effort to assist SkyWest and Continental, as well as their financial and legal advisors, in performing their due diligence and to address the other conditions to the SkyWest merger proposal. To date, the conditions set forth in SkyWest's proposal have not been satisfied.

George R. Bravante, Jr., Chairman of the Board of Directors, noted: "The ExpressJet Board and management continue to evaluate all appropriate and necessary actions to enhance value for ExpressJet stockholders in this difficult operating environment. The Board has authorized management to negotiate a new capacity purchase agreement with Continental, as well as to evaluate measures to reposition the current operating plan to address the challenging macroeconomic headwinds that all airlines are facing. We have confidence in management's ability to execute on these directives and in our employees' continuing commitment to provide exceptional service to our customers."

ExpressJet also announced today that, in conjunction with the Company's continuing effort to secure new terms from certain holders of its 4.25% Convertible Notes due 2023, it intends to call a special meeting of stockholders to approve a potential issuance of additional shares of ExpressJet common stock and an amendment to ExpressJet's certificate of incorporation increasing the authorized number of shares of common stock. In connection with the anticipated special meeting of stockholders, ExpressJet filed today a preliminary proxy statement with the Securities and Exchange Commission pursuant to Section 14(a) of the Securities Exchange Act of 1934.

In making today's announcement, ExpressJet cautions its stockholders and others considering trading in its securities that there can be no assurance that any agreement will be executed with Continental, SkyWest or the holders of the ExpressJet convertible notes. The Company does not intend to disclose developments relating to these negotiations unless and until the Board of Directors has approved a specific agreement.

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ExpressJet Background

ExpressJet Holdings operates several divisions designed to leverage the management experience, efficiencies and economies of scale present in its subsidiaries, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC. ExpressJet Airlines serves 166 destinations in North America and the Caribbean with approximately 1,450 departures per day. Operations include capacity purchase and pro-rate agreements for mainline carriers; providing clients customized 50-seat charter options; training services through its world-class facility in Houston, Texas; and ExpressJet branded flying, providing non-stop service to markets concentrated in the West, Midwest and Southeast regions of the United States. ExpressJet Services is the North American partner to three major European original equipment manufacturers and provides composite, sheet metal, interior and thrust reverser repairs throughout five facilities in the United States. For more information, visit http://www.expressjet.com.

Forward-Looking Statements

Some of the statements in this document are forward-looking statements that involve a number of risks and uncertainties. Many factors could affect actual results, and variances from current expectations regarding these factors could cause actual results to differ materially from those expressed in these forward-looking statements. Some of the known risks that could significantly impact revenues, operating results and capacity include, but are not limited to: the company's continued dependence on Continental for the majority of its revenue; Continental's ability to terminate the capacity purchase agreement with the company; potential loss of access to aircraft, facilities and regulatory authorizations, as well as any airport-related services that Continental currently provides to ExpressJet; ExpressJet's new operations are less profitable than historical results; competitive responses to the company's branded entry into new markets; certain tax matters; reliance on technology and third-party service providers; flight disruptions as a result of operational matters; regulatory developments and costs, including the costs and other effects of enhanced security measures and other possible regulatory requirements; and competition and industry conditions. Additional information concerning risk factors that could affect the company's actual results are described in its filings with the Securities and Exchange Commission, including its 2007 annual report on Form 10-K. The events described in the forward-looking statements might not occur or might occur to a materially different extent than described herein. The company undertakes no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Kristy Nicholas, Investor Relations of ExpressJet Holdings, Inc., +1-832-353-1409

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